 Exhibit 10.18

MASTER SERVICES AGREEMENT

AGREEMENT, made and entered into this __24th__ day of _October, 2017 (the “EFFECTIVE DATE”), by and between CRITECH RESEARCH, INC., a Michigan corporation, whose address is 1705 Woodland Drive East, Suite 100, Saline, Michigan 48176 (“CRITECH”), and ENDRA Life Sciences, whose address is 3600 Green Court, Suite 350, Ann Arbor, MI 48105 (“CLIENT”).

RECITALS:

A.
CLIENT desires to retain CRITECH to perform services on its behalf.

B.
CRITECH is engaged in the business of developing computer programs that have medical applications and has agreed to assist CLIENT, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.
Scope of Work. CLIENT may issue mutually acceptable PROJECT ASSIGNMENTS to CRITECH in the form attached to this Agreement as Exhibit A (“PROJECT ASSIGNMENT”). Subject to the terms of this Agreement and to CLIENT fulfilling its performance obligations under any PROJECT ASSIGNMENT, CRITECH will use commercially reasonable efforts in rendering the services set forth in the PROJECT ASSIGNMENT(S) by the completion dates set forth therein.

2.
Compensation. CLIENT will pay CRITECH the mutually agreed upon fee set forth in each PROJECT ASSIGNMENT for services rendered pursuant to this Agreement. CRITECH will charge CLIENT for reimbursable costs, including any travel and material expenses, which are expressly provided for in a PROJECT ASSIGNMENT or which have been approved in advance in writing by an authorized CLIENT representative.

All charges for personnel time shall be on a straight time basis, regardless of the number of hours worked by any employee on any one day or during any one week, and regardless of the day on which services are performed. CRITECH shall invoice CLIENT monthly for work performed and reimbursable expenses under the PROJECT ASSIGNMENT(S). CLIENT shall pay that invoice on a NET 15 basis.

3.
Term. This Agreement is effective as of the Effective Date set forth above and will remain in effect for an indefinite term until terminated as set forth below. CRITECH shall begin performing services under this Agreement when the first mutually agreeable PROJECT ASSIGNMENT is executed.

4.
CLIENT’s Efforts. In connection with any PROJECT ASSIGNMENT(S) accepted by CRITECH, CLIENT agrees to reasonably cause; (i) CLIENT’s appropriate engineers and other personnel to interface with CRITECH’s engineers and personnel as anticipated in the PROJECT ASSIGNMENT and as reasonably necessary to enable CRITECH to perform its duties under this Agreement; (ii) access to be given to CRITECH to all relevant written documentation and source code pertaining to the product and its software; (iii) the availability of appropriate meeting areas; and (iv) the availability of appropriate work areas (including desk and telephone access) for CRITECH’s engineering efforts that are to occur on site at CLIENT’s premises.

5.
Termination. Either party may terminate this Agreement at any time for any reason upon written, fifteen (15) day notice to the other party. After receiving a notice of early termination, CRITECH shall invoice CLIENT for all services performed and reimbursable expenses incurred through the effective date of termination (including the notice period) and CLIENT shall pay that invoice on a NET 15 basis. CRITECH will use reasonable efforts to minimize the amount of any work performed or expenses incurred after receiving a notice of early termination. Upon any termination of this Agreement, CRITECH shall assist, at CLIENT’S request and expense, with the transfer of the PROJECT ASSIGNMENT(S) to another party in order to minimize any delay caused by such termination.

CRITECH reserves the right to suspend the performance of services if CLIENT defaults in making any of the payments due to CRITECH under this Agreement.

6.
Title. CLIENT shall be the sole owner of the work products and deliverables produced specifically for CLIENT under this Agreement, including source code, resulting object code, and documentation (“DELIVERABLES”). All DELIVERABLES shall be considered work made for hire, as defined in 17 U.S.C. §101. To the extent that any of the DELIVERABLES do not constitute a work made for hire, CRITECH hereby irrevocably assigns to CLIENT, without additional consideration, all right, title, and interest in and to the DELIVERABLES, including all intellectual property rights therein. CRITECH shall execute any additional documentation as CLIENT may reasonably request, and at CLIENT’s expense, to confirm CLIENT's sole ownership of the work products and deliverables. Any intellectual property developed or created by CRITECH, prior to the EFFECTIVE DATE (“PRE-EXISTING IP”), shall remain the property of CRITECH and with respect to which, CRITECH hereby grants to CLIENT a nonexclusive, perpetual, irrevocable, royalty-free, sublicensable, transferable, and worldwide license to use , perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell and otherwise exploit such PRE-EXISTING IP  to the extent incorporated in, combined with, or otherwise necessary for the use of the DELIVERABLES. Subject only to the foregoing license, all rights, title and interest in and to the PRE-EXISTING IP shall remain vested in CRITECH.

CRITECH agrees to notify CLIENT and to receive advance approval in writing from CLIENT for the incorporation of PRE-EXISTING IP into DELIVERABLES.

7.
Warranties. CRITECH represents and warrants to CLIENT that CRITECH will be the sole author of any software developed under this Agreement. All work on software will either be CRITECH's original work or will include the work of others which has been lawfully obtained by CRITECH and legitimately transferred to CLIENT. None of such work shall infringe upon a valid United States Patent or Copyright. BECAUSE OF THE LIMITED NATURE OF CRITECH'S SERVICES HEREUNDER, CRITECH DISCLAIMS ALL OTHER WARRANTIES REGARDING THE SOFTWARE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Following verification, validation and acceptance testing by CRITECH of work product and deliverables under this Agreement and ENDRA’s review of such testing results and acceptance thereof, CLIENT shall be responsible for performing system integration of the work products and deliverables. CLIENT shall be solely responsible for the performance of the work products and deliverables following delivery and CLIENT’S acceptance thereof. Each party shall indemnify, defend and hold the other party harmless with respect to any successfully asserted third party claim, demand, cause of action, debt or liability to the extent that such claim arises out of its own (i) grossly negligent acts; (ii) grossly negligent omissions, (iii) willful misconduct, (iv) breach of any provision of this Agreement or (v) violation of law.

8.
Limitation of Liability. CRITECH SHALL NOT BE RESPONSIBLE TO CLIENT FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS THAT MAY ARISE OUT OF THIS AGREEMENT OR ANY ALLEGED FAILURE BY CRITECH TO PERFORM ITS DUTIES UNDER THIS AGREEMENT EVEN IF CRITECH WERE MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. CRITECH’S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF THE ACTUAL DAMAGES SUFFERED BY CLIENT OR THE TOTAL AMOUNT PAID TO CRITECH HEREUNDER FOR THE PROJECT ASSIGNMENT. No action, except for a claim for indemnity by CRITECH under Section 7 hereof, may be brought by one party against the other with regard to services performed by CRITECH under this Agreement more than two (2) years after the earlier of the effective date of termination of this Agreement or the completion date of the PROJECT ASSIGNMENT out of which that action arises.

9.
Non-Disclosure. The terms of the Non-Disclosure/Confidentiality Agreement executed by CRITECH and by CLIENT on _4 August 2017_ shall remain in effect following the execution of this Agreement.

10.
CLIENT Property. Neither CRITECH nor any person shall use for their benefit, or for the benefit of any person or entity other than CLIENT, any information, data, equipment or supplies that are the property of CLIENT.

11.
Independent Contractor. The relationship of the parties shall be that of principal and independent contractor. The parties intend no employment, joint venture or agency relationship to result from their entry into and performance of services under this Agreement. Neither party shall have the authority to bind or obligate the other in any manner whatsoever. Neither party shall be responsible for an act or omission of the other or any employee of the other. CRITECH shall be responsible for reporting and paying all taxes that are due by it with regard to compensation received by it pursuant to this Agreement. CRITECH shall also be solely responsible for providing the facilities from which its services will be performed and for bearing all expenses associated with the performance of its service, except for obtaining reimbursement of those expenses described as "reimbursable expenses" in the PROJECT ASSIGNMENT(S). Any reimbursement will not exceed amounts allocated for such expenses on CLIENT‘s PROJECT ASSIGNMENT(S). CRITECH shall be solely responsible for compensating and supervising its employees and agents, CRITECH shall maintain in effect such written agreements with its employees, agents and contractors as necessary for CRITECH to comply with the provisions of this Agreement.

12.
Default. A party shall be in default under this Agreement if it does not cure any breach or failure of performance within thirty (30) days after receiving written notice of default from the non-defaulting party. Any such written notice shall describe the condition of default in reasonable detail.

13.
Survival of Covenants. In the event that CRITECH sells its medical software development business or otherwise transfers, reorganizes or restructures that portion of its business that pertains to the development of medical software, CRITECH shall transfer to the person or entity that acquires CRITECH's medical software development business all of CRITECH's rights, obligations and benefits under this Agreement. Any such transfer shall be effective only upon the prior written consent of CLIENT. After effecting such a transfer, CRITECH shall cooperate with CLIENT and the transferee in assuring a smooth transition in the performance of services under this Agreement, all with a view toward causing the services to be completed within the time frame and in accordance with the PROJECT ASSIGNMENT(S).

14.
Confidential Information. The terms of this Section 14 are of a continuing nature and shall survive the termination of this Agreement in perpetuity except as provided herein. Each party acknowledges that in the course of performance of its respective obligations under this Agreement, it may obtain Confidential Information of the other party or its affiliates. Each party agrees, for itself and on behalf of its personnel, directors, agents and advisors, that Confidential Information will remain the property of and be returned to the disclosing party (along with all copies thereof) within thirty (30) days of the termination of the Agreement, and to hold in confidence and to not disclose to any third party any Confidential Information; provided that the recipient of such information shall have no confidentiality obligation to the extent that the disclosed information is (or becomes):

(a)           published by a third party in generally available media other than as a result of the improper action of a receiving Party;

(b)           generally available to the public other than as a result of the improper action of a receiving Party;

(c)           known from a source independent of any confidentiality restrictions; or

(d)           developed independently by a receiving Party without reliance upon the other Party’s Confidential Information or intellectual property rights (including, without limitation, any continuing rights to derivative works), provided that any such claim of independent development by a receiving Party must be supported by written and dated records that substantiate such claim of independent development.

For purposes of this Agreement, “Confidential Information” shall mean information that is designated by a providing party as confidential, or that should reasonably be understood by a receiving party to be confidential or proprietary under the circumstances, whether or not such information is marked or identified as “confidential” by the disclosing party. Confidential Information includes, without exclusion, proprietary materials, technology, know-how, procedures, processes, protocols, specifications, strategic plans, designs, systems, software object code and source code, documentation, sales and marketing plans, results of testing, customer information, financial information, product information, proposed business arrangements, methods of operation and compilations of data.

14.
Employee Non-Solicitation. For so long as this Agreement is in effect and for two (2) years thereafter;

(a)
neither party shall solicit for employment any person who is or who becomes an employee of the other party at any time that this Agreement is in effect;
(b)
neither party shall induce any employee of the other party to terminate his/her employment; and
(c)
neither party shall solicit for employment any person who was an employee of the other party for a period of six (6) months following the employee’s termination of employment with the other party.

Notwithstanding the foregoing, nothing in this Section 14 shall restrict (i) either party from employing any person who seeks such employment of his own accord, or (ii) the making of any general, non-targeted advertisements or solicitations for employment by any party.

15.
Export. CLIENT shall have the sole right to control export of the software. CLIENT shall be responsible for complying with all laws and regulations applicable to any export of the software.

16.
Notice. Any and all notices, or any other communication provided for herein, shall be given in writing by registered or certified mail, return receipt requested, and shall be addressed to:

CLIENT:
Attn. (NAME/DEPT)

CLIENT

ADDRESS

CRITECH:
Robert J. Rajewski

CriTech Research, Inc.

1705 Woodland Drive East, Suite 100

Saline, MI 48176

A notice shall be effective on the date of receipt.

17.
Benefit. This Agreement shall be binding upon the parties, and upon their heirs, administrators, executors, successors and permitted assigns. Further, the parties agree to execute any additional instruments which may be necessary or proper to carry out the intents and purposes of this Agreement.

18.
Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes entirely any prior written or oral agreements.

19.
Modification. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all of the parties.

20.
Waiver. The failure by a party to this Agreement to enforce any covenant hereof or to seek any remedy available hereunder following a noncompliance with or a breach of this Agreement shall not operate as a waiver of such covenant or remedy either as to the first or any subsequent noncompliance or breach.

21.
Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

22.
Arbitration; Injunctive Relief.  Except for the injunctive relief allowed by the Non-Disclosure/Confidentiality Agreement referred to in Section 9, and the right to file a third party action for indemnity or otherwise in a litigation filed by others, any controversy or claim arising out of, or relating to this Agreement or the breach hereof, or of the interpretation hereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association; and judgment on the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. The arbitration hearing shall take place in Ann Arbor, Michigan. The arbitrator shall be entitled to award reasonable attorney’s fees and expenses to the prevailing party. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations except, if a party has filed a court action within the period allowed by the applicable statute of limitations, that party may file a demand for arbitration as to some or all of the claims of that action if requested to do so by the other party or ordered to do so by a court, and the opposing party may file a demand for arbitration with respect to some or all of the claims of that action, as otherwise permitted by law or ordered by a court. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

23.
Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the invalid or unenforceable provision shall be given effect to the extent permitted by law.

24.
Governing Law. The validity, performance and construction of this Agreement shall be governed by the laws of the State of Michigan. Jurisdiction and venue for any litigation that arises out of this Agreement shall be in state courts in Washtenaw County, Michigan, or in Federal District Court for the Eastern District of Michigan.

25.
Publicity. Neither Party may issue press releases or make additional information regarding the business relationship between the Parties publicly available unless is shall have first obtained the consent of the other Party.

IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

CRITECH RESEARCH, INC.		ENDRA LIFE SCIENCES

By:	/s/ Robert J. Rajewski	By:	/s/Francois Michelon
	Robert J. Rajewski		Francois Michelon
Its:	President	Its:	CEO
Date:	24 October 2017	Date:	24 October 2017

Exhibit A

PROJECT ASSIGNMENTS

CRITECH RESEARCH INC.
Document CRI-CCNNN-PA-0100	Page 1 of 6 <<Baseline Date>>

CLIENT <<Project Name>> Project Assignment CriTech Research, Inc Copyright © 2002
Contact <<AUTHOR>> CriTech Research, Inc. 1705 Woodland Drive East, Suite 100 Saline, Michigan 48176 734-668-0005
Approvals
CriTech Research, Inc.	Client

TABLE OF CONTENTS

EXECUTIVE SUMMARY	10
PROPOSAL SCOPE	11
RISKS	11
FACILITIES/RESOURCES	12
Revision History	13

EXECUTIVE SUMMARY

CriTech Research proposes to perform a <<Project Name>> for CLIENT.

CriTech Research proposes to perform the following tasks using an IEEE compliant process:

1.
Description of the tasks to be performed

The effort is estimated to have an N-month duration, with a start date agreed upon by CriTech Research and CLIENT. The project has an estimated total cost of $TBD. The estimate includes $TBD for the cost of travel for one to two engineers monthly to CLIENT for status and issue meetings.

CLIENT shall provide engineers and domain experts to provide information during the project in order for CriTech to create the best possible product.

This proposal is effective for fifteen days from the date on the cover sheet. After that time, CriTech Research reserves the right to re-plan and re-quote the activity based upon available staffing.

PROPOSAL SCOPE

TASK DESCRIPTIONS

The “<<Project Name>> - Statement of Work”, CRI-CCNNN-SOW-0100, dated DD MONTH YYYY, provides a detailed list of the specific tasks to be performed as part of the effort.

DELIVERABLES

The “<<Project Name>> - Statement of Work”, CRI-CCNNN-SOW-0100, dated DD MONTH YYYY, provides a detailed list of the specific deliverables to be developed as part of the effort.

CriTech Research shall deliver one copy of each of the deliverables. Further replication of the deliverables shall be the responsibility of CLIENT. Each of the items will be delivered in hard copy and electronic copy, where possible.

MILESTONES

CriTech Research estimates the following milestones for this effort:

Milestone	Responsibility
Project start	CriTech/Client
Deliver PMP	CriTech
Status Reports (weekly)	CriTech
Teleconferences (weekly)	CriTech/Client
Project Deliverables (TBD)	CriTech
Project completed	CriTech/Client

CriTech Research will provide periodic schedule updates and estimates to complete the effort.

LINE ITEMS

CriTech Research recommends the following line items be placed on the Purchase Order:

Line Item	Hours	Rates	Cost
Labor
Software Engineer	staff-hours	$TBD per hour	$ TBD
Travel & Materials	N/A	At Cost	$ TBD
Total	TBD man-hours		$ TBD

START WORK CONDITIONS
CriTech Research will start work under the following conditions:

RISKS

Initial risk analysis has been completed for this program. Table 1.0 provides a summary of the technical and schedule risks, which have been identified at this point in the planning process.

	Risk Description	Possible Causes	Preventative Actions	Contingency Plans	Priority
1.	TBD	TBD	TBD	TBD	TBD

Table 1.0 Risk Summary

General Assumptions

The following assumptions are included in this estimate:

CONSTRAINTS

TBD

FACILITIES/RESOURCES

CRITECH RESEARCH

CriTech Research shall provide the following facilities for the duration of this activity:
1.
TBD

CUSTOMER

CLIENT shall provide the following resources for this activity:
1.
TBD

Revision History

VERSION NUMBER	DATE	WHO	COMMENTS
CRI-CCNNN-PA-0100	DD MONTH YYYY	TBD	Original Release